Exhibit 10.1

June 8, 2004

Mr. Rodney A. Young

5804 Olinger Road

Edina, Minnesota 55436

Dear Mr. Young

We write to set forth our agreement with respect to your employment as an officer of Angeion Corporation (the “Company”) commencing July 6, 2004 (the “Employment Date”).

1.             Employment.

The Company hereby agrees to employ you, and you agree to be employed by the Company, on the terms and conditions hereinafter set forth.  Effective July 6, 2004, you will serve as Executive Vice President of the Company.  Beginning November 1, 2004, you will serve as the President and Chief Executive Officer of the Company.

At no additional compensation, you will be elected as a member of the Board of Directors of the Company effective as of November 1, 2004 (or such earlier date as you and the Board of Director jointly agree), and in such other directorships, Board committee memberships and offices of the Company and its subsidiaries (including November 1, 2004, President and Chief Executive Officer of Medical Graphics) to which you may from time to time be elected or appointed by the Chairman of the Board of the Company.  You agree to serve the Company faithfully and, to the best of your ability, to promote the Company’s interest, and to devote your full working time, energy and skill to the Company’s business.  You may attend to personal business and investment, engage in charitable activities and community affairs, and serve on a reasonable number of corporate, educational and civic boards, so long as those activities do not interfere with your duties under this Agreement.  Your service on any corporate boards on which you did not serve as of the date hereof is subject to prior approval by the Board of Directors.

You will have such authority, powers, functions, duties, and responsibilities as are normally accorded executive officers serving in the respective capacities in which you serve.  You will discharge your duties at all times in accordance with any and all policies established by the Board of Directors and will report to, and be subject to the direction of, the Board of Directors.

2.             Base Salary.

As partial compensation for all of your services (including services as director, Board committee member or officer of the Company and its subsidiaries) during your term of employment hereunder, you will receive a base salary at an annual rate of no less than Two Hundred Thirty Thousand Dollars ($230,000), payable in biweekly installments.  This base salary will be reviewed annually and subject to increase at the discretion of the Board.

3.             Cash Bonus; Stock Awards and Options.

(a)           As additional compensation for your services, beginning November 1, 2004, you will be eligible to earn cash bonus compensation for each fiscal year up to a target of 35% of your annual salary, and an over-achievement bonus of up to an additional 15% of your annual salary, which percentage targets will be reviewed annually and subject to increase at the discretion the Board.  Bonuses each year will be determined by the Board of Directors in accordance with a bonus plan to be established by mutual agreement between you and the Board of Directors for that year.

(b)           You will participate in the Angeion 2004 Bonus Program on a pro rata basis from the Employment Date through October 31, 2004.

(c)           You will participate in the third year of the Angeion Long Term Incentive Bonus Plan ending October 31, 2005.

(d)           You will be granted stock options in the amount set forth in Exhibit A.

4.             Fringe Benefits.

(a)           You will be eligible to participate in any and all Company sponsored insurance (including medical, dental, life and disability insurance), retirement, and other fringe benefit programs that it maintains for its executive officers, subject to and on a basis consistent with the terms of each such plan or program.

(b)           You will be entitled to four weeks of paid vacation annually.

(c)           The Company will pay or reimburse you $600 per month for all costs associated with a private automobile selected by you, including, but not limited to, lease costs, gas, repairs, general maintenance and insurance.

5.             Expenses.

During the term of your employment, the Company will reimburse you for your reasonable travel and other expenses incident to your rendering of services in conformity with its regular policies regarding reimbursement of expenses as in effect from time to time.  Payments to you under this paragraph will be made upon presentation of expense vouchers in such detail as the Company may from time to time reasonably require.

6.             Term and Termination.

(a)           Term.  Your employment with the Company will continue unless and until terminated in accordance with the terms of this Agreement.

(b)           Termination.  Your employment under this Agreement may be terminated as follows:

(i)            By your resignation upon 60 days prior written notice to the Company.

(ii)           By the Company for Cause (as defined in this Agreement) immediately upon written notice to you.

(iii)          By the Company for any reason and at any time upon 60 days prior written notice to you.

(iv)          By the Company at any time in the event of your Disability (as defined in this Agreement).

In the event of your termination of employment for any of the foregoing reasons, you must immediately resign as a director of the Company and any of its subsidiaries.

(c)           Death.  This Agreement will automatically terminate upon your death.

7.             Consequences of Termination.

(a)           Termination for Cause; Resignation Prior to Change in Control or More Than 24 Months After Change in Control.  If your employment is terminated at any time by the Company for Cause or if you resign prior to a Change in Control (as defined in the separate Change-in-Control Agreement attached hereto (the “Change-in-Control Agreement”)) or more than 24 months after a Change in Control, then you will be paid (i) your base salary to the date of termination and (ii) the unpaid portion of any bonus or incentive amount earned by you for the fiscal year ending prior to the termination of your employment that you are entitled to receive under the terms of the annual incentive plan.  You will not be entitled to receive any base salary or fringe benefits for any period after the date of termination, except for the right to receive benefits that have become vested under any benefit plan or to which you are entitled as a matter of law.

(b)           Termination without Cause Prior to Change in Control or More Than 24 Months After Change in Control.  If the Company terminates your employment without Cause prior to a Change in Control or more than 24 months after a Change in Control, then:

(i)            The Company will pay you a lump sum equal to 12 months of your current base salary, less applicable tax withholdings; and

(ii)           The Company will pay the unpaid portion of any bonus or incentive amount earned by you for the fiscal year ending prior to the termination of your employment that you are entitled to receive under the terms of the applicable incentive plan; and

(iii)          You will be entitled to continued participation in the health care coverage, and life insurance benefit plans of the Company, as in effect on the date of your termination as permitted by law.  The Company will continue to pay its share of the health care and life insurance premiums for this coverage for a period of up to 12 months, and you will be obligated to pay your share of the cost associated with that coverage as if you were still actively employed by the Company.  If you cannot be covered under any of the Company’s group plans or policies, the Company will reimburse you for your full cost of obtaining comparable alternative or individual coverage elsewhere, less any contribution that you would have been required to make under the Company’s group plans or policies.  If, during the aforesaid 12-month period, you are employed by a third party and become eligible for any health care or life insurance coverage provided by that third party, the Company will not, thereafter, be obligated to provide you with the insurance benefits described in this paragraph (b)(iii).  This 12-month coverage shall run concurrently with COBRA and thereafter you will be responsible for the full cost of any coverage thereafter.

(c)           Termination in the Event of Death or Disability.  If your employment terminates due to your death or if the Company terminates your employment due to a Disability, then

(i)            The Company will continue to pay your base salary to your estate or to you for the remainder of the month in which your death occurs or in which your employment is terminated due to Disability, together with the unpaid portion of any bonus or incentive amount earned by you for the fiscal year ending prior to the termination of your employment that you are entitled to receive under the terms of the applicable incentive plan; and in the event of termination due to Disability, you will continue to receive, during that month, all of the fringe benefits then being paid or provided to you;

(ii)           You will be entitled to receive all Disability and other benefits, such as continued health coverage or life insurance proceeds, provided in accordance with the terms and conditions of the health care coverage, life insurance, disability, or other employee benefit plans of the Company and applicable law.

(d)           Termination Within 24 Months After Change in Control.  If, within 24 months after a Change in Control, your employment terminates, your rights will be governed by the Change-in-Control Agreement attached hereto and executed concurrently herewith.  After the expiration of such 24-month period, you rights will again be governed solely by this agreement.

(e)           The benefits provided you under this Section 7 or in the Change-in-Control Agreement are in lieu of any benefits that would otherwise be provided to you under any severance pay or other policies of the Company.

8.             No Mitigation.  Following termination of your employment for any reason you will be under no obligation to mitigate your damages by seeking other employment, and there will be no offset against the amounts due you under Section 7, except as specifically provided in Section 7(b)(iii) or for any claims which the Company may have against you.

9.             Property Rights, Confidentiality, Non-Solicit and Non-Compete Provisions.

(a)           Company’s Property.

(i)            You must promptly disclose to the Company in writing all inventions, discoveries, and works of authorship, whether or not patentable or copyrightable, that are conceived, made, discovered, written, or created by you alone or jointly with another person, group, or entity, whether during the normal hours of employment at the Company or on your own time, during the term of this Agreement.  You agree to assign all rights to all such inventions and works of authorship to the Company.  You further agree to give the Company any of the assistance it reasonably requires in order for the Company to perfect, protect and use its rights to inventions and works of authorship.

This provision does not apply to an invention, discovery, or work of authorship for which no equipment, supplies, facility, or trade secret information of the Company was used and that was developed entirely on your own time and that does not relate to the business of the Company, to the Company’s anticipated research or developments, or does not result from any work performed by you for the Company.

(ii)           You may not remove any records, documents, or any other tangible items (excluding your personal property) from the premises of the Company in either original or duplicate form, except as is needed in the ordinary course of conducting business for the Company.

(iii)          You must immediately deliver to the Company, upon termination of employment with the Company, or at any other time upon the Company’s request, any property, records, documents, and other tangible items (excluding your personal property) in your possession or control, including data incorporated in word processing, computer, and other data storage media, and all copies of such records, documents, and information, including all Confidential Information, as defined below.

(b)           Confidential Information.  During the course of your employment you will develop, become aware of, and accumulate expertise, knowledge, and information regarding the Company’s and its subsidiaries’ organization strategies, business, and operations and their past, current, or potential customers, and suppliers.  The Company considers such expertise, knowledge, and information to be valuable, confidential, and proprietary, and it is considered Confidential Information for purposes of this Agreement.  During this Agreement and at all times thereafter you will agree not to use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of your duties for the Company or as has been expressly permitted in writing by the Company.  The foregoing covenant does not apply to any information possessed by you prior to your employment by the Company, or to any information that is in or has entered the pubic domain or has been disclosed with any industry segment in which the Company or any subsidiary or affiliated company of the Company operates by or pursuant to the authority of the Company or any subsidiary or affiliated company of the Company.

(c)           Non-Solicitation.  During (i) the term of this Agreement, and (ii) the greater of (A) any period for which you are receiving payments under Section 7 of this Agreement, or (B) one year after the termination of this Agreement or the date on which you are no longer employed by the Company in any capacity, whichever shall last occur, you may not directly or indirectly attempt to hire away any then-current employee of the Company or any subsidiary or to persuade any such employee to leave employment with the Company or any subsidiary.

(d)           Non-Competition.  During (i) the term of this Agreement and (ii) the greater of (A) any period for which you are receiving payments under Section 7 of this Agreement, or (B) one year after termination of this Agreement or the date on which you are no longer employed by the Company in any capacity, whichever shall last occur, you may not engage or participate, either individually or as an employee, consultant, or principal, partner, agent, trustee, officer, or director of a corporation, partnership, or other business entity, in any business in which the Company or any subsidiary in which the Company has a more than 20 percent equity interest, was engaged prior to the termination of this Agreement.  Mere ownership by you of not more than 5% of the outstanding common stock of a company the securities of which are publicly traded will not constitute competition for purposes of this Section 9(d).

The provisions of this Section 9 survive the termination of this Agreement.

10.           Arbitration.  Any disputes arising under or in connection with this Agreement (including without limitation the making of this Agreement) must be resolved by final and binding arbitration to be held in Minneapolis, Minnesota in accordance with the rules and procedures of the American Arbitration Association.  The parties will select a mutually agreeable single arbitrator to resolve the dispute or if they fail or are unable to do so, each side will within the following ten (10) business days select a single arbitrator and the two so selected will select a third arbitrator within the following ten (10) business days.  The arbitration award or other resolution may be entered as a judgment at the request of the prevailing party by any court of competent jurisdiction in Minnesota or elsewhere.  The arbitrator will have no power to award any punitive or exemplary damages.  The arbitrator may construe or interpret, but may not ignore or vary the terms of this Agreement, and may be bound by controlling law.  You acknowledge that your failure to comply with the terms of the Agreement regarding Confidential Information, Inventions, and Non-Competition could cause immediate and irreparable injury to the Company and that therefore, the arbitrators, or a court of competent jurisdiction, if an arbitration panel cannot immediately be convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply.  Each party will bear its own costs and attorneys’ fees in connection with the arbitration.

11.           Definitions.  For purposes of this Agreement, the following terms will have the meanings set forth below:

(a)           Cause.  “Cause” has the meaning given to it in the Change-in-Control Agreement.

(b)           Disability.  “Disability” means that you are deemed to be disabled under the terms of the Company’s long term disability plan and have satisfied the qualifying period for entitlement to benefits under such plan.

12.           General Provisions.

(a)           This Agreement may not be amended or modified except by a written agreement signed by both of us.

(b)           In the event that any provision or portion of this agreement is determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement will remain in full force and effect to the fullest extent permitted by law.

(c)           This Agreement will bind and benefit the parties hereto and their respective successors and assigns, but none of your rights or obligations hereunder may be assigned by either party hereto without the written consent of the other, except by operation of law upon your death.

(d)           This Agreement has been made in and shall be governed and construed in accordance with the laws of the State of Minnesota without giving effect to the principles of conflict of laws of any jurisdiction.

(e)           No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement will operate as a waiver; nor will any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

(f)            Any notice or other communication under this Agreement must be in writing and will be deemed given when delivered in person, by overnight courier (with receipt confirmed), by facsimile transmission (with receipt confirmed by telephone or by automatic transmission report), or upon receipt if sent by certified mail, return receipt requested, as follows (or to such other persons and/or addresses as may be specified by written notice to the other party):

If to Angeion Corporation:

Angeion Corporation

Attention:  Chairman of the Board of Directors

350 Oak Grove Parkway

St. Paul, MN 55127

If to Rodney A. Young

Mr. Rodney A. Young

5804 Olinger Road

Edina, Minnesota 55436

(g)           This Agreement, the Change-in-Control Agreement and the stock option agreements ancillary hereto, contains our entire understanding and agreement with respect to these matters and supersedes all previous agreements, discussions, or understandings, whether written or oral, between or on the same subjects.

(h)           In the event any provision of this Agreement is held unenforceable, that provision will be severed and shall not affect the validity or enforceability of the remaining provisions.  In the event any provision is held to be overbroad, that provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

(i)            All terms of this Agreement intended to be observed and performed after the termination of this Agreement will survive such termination and will continue in full force and effect thereafter, including without limitation, Section 7, Consequence of Termination; Section 8, No Mitigation; Section 9, Property Rights, Confidentiality, Non-Solicit and Non-Compete Provisions; Section 10, Arbitration; Section 11, Definitions; and Section 12, General Provisions.

(j)            The headings contained in this Agreement are for convenience only and in no way restrict or otherwise affect the construction of the provisions hereof.  Unless otherwise specified herein, references in this Agreement to Sections or Exhibits are to the sections or exhibits to this Agreement.  This Agreement may be executed in multiple counterparts, each of which is an original and all of which together will constitute one and the same instrument.

If the foregoing correctly sets forth your understanding of our agreement, please indicate so by signing and returning to us a copy of this letter.

Very truly yours,

ANGEION CORPORATION

/s/ Arnold A. Angeloni
Arnold A. Angeloni, Chairman

Accepted and agreed to:

/s/ Rodney A. Young
Rodney A. Young

Exhibit A.

Options

Options	Exercise price	Vesting	Expiration	Comments
24,000	2.00	10/1/2009 (1)	October 25, 2012	Subject to earlier vesting if common stock FMV equals or exceeds the price set forth below. Subject to earlier termination after employment ends.
24,000	$6.23	Immediately.	October 25, 2012	Subject to earlier termination after employment ends.
33,000	$7.79	One-half on October 25, 2004; balance on October 25, 2005.	October 25, 2012	Subject to earlier termination after employment ends.

(1) The Option may be exercised in full beginning October 1, 2009.  The Option will become exercisable earlier, however, if the Common Stock trades at the following price for 20 of 30 consecutive trading days.

Closing Price	Percent of Option Exercisable

$4.00	15%
$4.50	40%
$5.00	60%
$5.50	80%
$6.00	100%